Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF HANCOCK JAFFE LABORATORIES, INC.

The undersigned, for the purposes of amending the Fifth Amended and Restated Certificate of Incorporation of Hancock Jaffe Laboratories, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141 of the DCGL on September 20, 2021, a resolution proposing and declaring advisable the following amendment to Article FIRST of the Certificate of Incorporation of said Corporation:

FIRST: The name of the corporation is “enVVeno Medical Corporation” (hereinafter called the “Corporation”).

SECOND: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: The aforesaid amendment shall be effective as of 12:01 A.M. Eastern Standard Time on October 1, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 29th day of September, 2021.

HANCOCK JAFFE LABORATORIES, INC.

By:	/s/ Robert A. Berman
Name:	Robert A. Berman
Title:	Chief Executive Officer